Exhibit 10.19

Lakeside Management Financial, LLC

ADDENDUM TO

SECURED PROMISSORY NOTE

On February 28, 2003, Lakeside management Financial, LLC (“Lakeside”) loaned Applied Precision LLC (the “Borrower”) $522,215.00 pursuant to a Secured Promissory Note dated February 28, 2003 (the “Original Note”) at 9.0% interest with a payment schedule of nineteen monthly installments of $20,085 commencing on March 1, 2003 (the “Original Loan”). The Original Loan has $180,767.01 in outstanding principal as of August 31, 2004.

Lakeside and the Borrower desire to memorialize certain additional indebtedness owed by Borrower to Lakeside pursuant to this Addendum (the “New Loans”). Except as specifically set forth herein, the New Loans shall be governed by the same terms and conditions as the Original Loan, as amended from time to time. This Addendum together with the Original Note attached hereto as Exhibit A shall evidence the New Loans.

The first such New Loan is $150,000 in principal amount (of which $131,375 was loaned on February 12th, 2004 and $18,625 was loaned on March 10th, 2004) at 12% per annum with a payment schedule of 24 monthly installments of $6,250, and a final payment due February 1, 2006. Interest during an Event of Default shall be 12% per annum. This New Loan has $113,558.36 in outstanding principal as of August 31, 2004.

The second such new Loan is $300,000 in principal amount loaned September 9, 2004 at 25% per annum with a maturity date of October 22, 2004, with all accrued interest and principal payable at maturity. Interest during an Event of Default shall be 25% per annum.

Applied Precision, LLC

By:	Applied Precision Holdings, LLC, its sole member

By	/s/ Ronald C. Seubert
Title	CEO

Agreed and acknowledged:

Lakeside Management Financial, LLC

By:	/s/ Ronald C. Seubert
Title:	Manager